                      1993 401(k) AGREEMENT
                             Between
                       THE TIMKEN COMPANY
                               And
                 UNITED STEELWORKERS OF AMERICA
                             AFL-CIO


     THIS 401(k) AGREEMENT, dated as of November 30, 1992, is between THE TIMKEN COMPANY, hereinafter referred to as the "Company", and UNITED STEELWORKERS OF AMERICA, AFL-CIO on behalf of itself and Local Unions 1123, 2173, and 2730, said
International Unions and Local Unions collectively being referred to as the "Union", and shall be known as the 1993 401(k)
Agreement.

                            PREAMBLE

     WHEREAS, the parties have agreed to establish a 401(k) Plan under a 401(k) Agreement and to provide for the payment of Benefits from the trust to be established.
     IT IS HEREBY AGREED, between the parties as follows:

                    ARTICLE I  -  DEFINITIONS

     Wherever used herein, the terms hereinafter referred to in this 401(k) Agreement shall be understood to have the following meaning:
     1. The terms "Company", "Union", and "Employee", shall have the same meanings as ascribed to such words in the 1993 Basic Labor Agreement between the parties dated November 30, 1992, in respect of rates of pay, hours of work, and conditions of employment.
     2. The terms "Continuous Service" and "Hour of Service" shall have the same meanings as ascribed to such words in the 1993 Pension Agreement between the parties dated November 30, 1992.
     3. The term "Beneficial Interest" shall mean the monthly proportionate allocation of assets held by the Plan in the name of the Trust on behalf of each Participant, which allocation is determined as of the end of each month for each Participant by the ratio of total contributions to the Plan made that month by the Participant compared to the total contributions to the Plan made that month by all Participants.
     4. The term "Gross Earnings" shall mean an Employee's regular wages paid (including any overtime or premium payments and any cost-of-living adjustments) during his or her period of participation in the Plan, but excluding any special types of payments, such as, but not limited to, suggestion awards, vacation pay, or retirement benefits. For purposes of this Plan, gross earnings cannot exceed $200,000 or, if greater, the dollar
      limitation in effect under Section 401(a)(17) of the
Internal Revenue Code.

     5. The term "Highly Compensated Employee" shall mean any employee who, during the year or the preceding year:
          a.   was at any time a five percent (5%) or more owner
               of the Company's outstanding common stock,
          b.   received compensation from the Company in excess
               of $93,518 (or, if greater, the dollar limitation in effect under Section 414(q)(1)(C) of the Internal Revenue Code),
          c. received compensation from the Company in excess of $62,345 (or, if greater, the dollar limitation in effect under Section 414(q)(1)(C) of the Internal Revenue Code) and was in the top-paid group (as defined in Section 414(q)(4) of the Internal Revenue Code) of employees for such year, or
          d. was at any time an officer and received compensa-tion greater than $51,291 [or, if greater, one hundred fifty percent (150%) of the amount in effect under Section 415(c)(1)(A)] for such year.
     In the case of the year for which the relevant determination is being made, an employee not described in Subparagraph b., c., or d. for the preceding year shall not be treated as described in Subparagraph b., c., or d. unless such employee is a member of the group consisting of the one hundred (100) employees paid the greatest compensation during the year for which such determina-tion is being made.

     6. The term "Participant" shall mean any Employee who meets the requirements of Article II below.

     7. The term "Plan" shall mean the 401(k) Plan established by this Agreement.
     8.   The term "Plan Administrator" shall mean the Company.
     9. The term "Plan Year" shall mean a period which includes all pay periods for which payment is made in a calendar year.
     10. The term "the 401(k) Trust" or "the Trust" shall mean the Trust established in connection with the Plan which holds and invests the Participant contributions.
     11. The term "Trustee" shall mean a trust company selected by the Company and any successors thereto.

                 ARTICLE II  -  401(k) BENEFITS

A.   ELIGIBILITY AND PARTICIPATION
     1. Participation in this Plan shall be available only to Employees of the Company in the United States, who have completed the eligibility requirements to be participants under the 1993 Pension Agreement. Effective January 1, 1994, participation shall be available only to Employees who have completed the eligibility requirements to be participants under the 1993 Insurance Agreement.
     2. Eligible Employees must elect to participate in this Plan by filing a written election to do so during the enrollment period prior to the start of the calendar quarter to which the election applies.
     3. An Employee's election to participate in this Plan shall designate the amount of wage reduction elected by the Employee to be contributed to this Plan, as provided in Section B of this Article II. Such election shall become effective as of the first pay period for which payment is made in the succeeding calendar quarter.
     4. An Employee's election to participate in this Plan shall continue in effect until the Employee files a written notice terminating his or her participation or until such Employee ceases to be eligible to participate in this Plan.

B.   WAGE REDUCTION CONTRIBUTIONS
     1. Prior to the beginning of a calendar quarter, in accordance with Section A above, a Participant may elect to have
      his or her wages reduced and the subsequent reduction
contributed to this Plan, in an amount equal to any whole percent between one percent (1%) and ten percent (10%) of his or her Gross Earnings to be deducted from his or her wages payable for each pay period; provided however, that the percent reduction selected cannot result in more than a $8728 wage reduction contribution on behalf of a Participant in a Plan Year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Internal Revenue Code).
     2. A Participant's election as to the rate of his or her wage reduction contributions to this Plan will remain in effect until the Participant changes his or her election, ceases to be eligible to participate, or gives written notice terminating his or her participation in this Plan.
     3. A Participant may change his or her election as to the rate of wage reduction contributions to this Plan only by making a written election prior to the start of a new calendar quarter. Any change made on the appropriate form will be effective for the next calendar quarter and all succeeding periods, unless changed again by the same procedure. If a Participant discontinues participation during a calendar quarter, he or she will not be permitted to resume participation in the same calendar quarter.

C.   LIMITS ON CONTRIBUTIONS
     1. In no event shall the annual addition (a Participant's wage reduction contributions) to a Participant's account under this Plan and any other contributions to qualified defined contribution plans maintained by the Company exceed the lesser of $30,000 (or, if greater, one-fourth (1/4) of the dollar
      limitation in effect under Section 415(b)(1)(A) of the
Internal Revenue Code) or twenty-five percent (25%) of the Participant's total compensation from the Company less the amount of wage reduction contributions. For purposes of this Section C, Paragraph 1, compensation shall include all amounts received by a Participant from the Company during a calendar year for the performance of personal services. In no event shall the amount of Participant wage reduction contributions to a Participant's account exceed $8728 for any Plan Year (or, if greater, the dollar limitation in effect under Section 402(g)(1) of the Internal Revenue Code).
     2. If the annual addition limitation for any Participant would be exceeded by the amounts contributed to this Plan and any other defined contribution plans maintained by the Company, the contributions to the Participant's account made under this Plan shall be reduced as necessary.
     3.   a.   If the Participant is also a participant in a
defined benefit plan maintained by the Company, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Plan Year may not exceed 1.0.
          b. The defined benefit plan fraction is a fraction, the numerator of which is the sum of the Participant's projected annual benefits under all defined benefit plans (whether or not terminated) maintained by the Company, and the denominator of which is the lesser of (1) 1.25 times the dollar limitation of
Section 415(b)(1)(A) of the Internal Revenue Code in effect for the limitation year or (2) 1.4 times the Participant's average compensation for the three (3)-consecutive years that produce the highest average.

          c. The defined contribution plan fraction is a fraction, the numerator of which is the sum of the annual addi-tions to the Participant's account under all defined contribution plans maintained by the Company (whether or not terminated) for the current and all prior limitation years, and the denominator of which is the sum of the lesser of the following amounts determined for such year and for each prior year of service with the Company: (1) 1.25 times the dollar limitation in effect under Section 415(c)(1)(A) of the Internal Revenue Code for such year or (2) 1.4 times the amount which may be taken into account under Section 415(c)(1)(B) of the Internal Revenue Code.
     4. If the annual addition which would otherwise be made to a Participant's account exceeds the permissible amount, the Company's contribution to the defined benefit plan shall be reduced accordingly.

D.   INTERESTS NON-FORFEITABLE
     Participants shall have an immediate fully vested and non-forfeitable right to Participant contributions properly credited to their respective accounts and the income attributable thereto.

             ARTICLE III  -  OPERATION OF THE TRUST

A.   INVESTMENT OF FUNDS
     1. A Participant will be able to invest his Wage Reduction Contributions in the investment options offered by the Trustee, which options shall be selected by the Plan Administrator. The Participant may elect what percentage, if any, of his Wage Reduction Contributions, in increments of ten percent (10%), he wishes to place in each investment option.
     2. At the end of each month the Trustee or its designee shall, by appropriate accounting procedures, determine the Beneficial Interest of each Participant in the assets then held in the Trust.
     3. As soon as possible following the end of each Plan year, each Participant shall receive a statement showing the details of the Participant's Beneficial Interest in the Trust.
     4. A Participant will be permitted to request one (1) transfer per calendar quarter of his Wage Reduction Contributions during any calendar month except December and January. The Participant's request for transfer must be received by the first day of the calendar month to become effective by the end of that month. The Participant may elect what percentage, if any, of those assets in the Participant's investment accounts will be reallocated in five percent (5%) increments to the investment options chosen by the Participant.

B.   DISTRIBUTIONS FROM THE TRUST
     1. The shares held in the Trust for the benefit of a Participant shall be distributed to the Participant upon retire-ment at or after normal retirement age sixty-five (65), upon early retirement as provided under the then current Pension Agreement, upon a break in Continuous Service with the Company, or to the Participant's beneficiary upon the death of the Partic-ipant, except as hereinafter provided.
     2.   a.   A Participant's beneficiary shall be his or her
spouse or, if the Participant has no spouse or the Participant's spouse consents (in the manner described in this Paragraph) to the designation of another person or persons, such other person or persons as is designated by the Participant as his or her beneficiary. A Participant may elect at any time during the applicable election period, which begins of the first day of the Plan Year in which the Participant becomes a Participant in the Plan and ends on the date of the Participant's death, to waive the surviving spouse as beneficiary and may revoke any such election at any time during the applicable election period. The Plan shall provide to each Participant, within the applicable period with respect to such Participant (and consistent with such regulations as the Secretary of the Treasury may prescribe) a written explanation of: (1) the terms and conditions of the death benefit; (2) the Participant's right to make, and the effect of, an election to waive the spouse as beneficiary; (3) the rights of the Participant's spouse; and (4) the right to make, and the effect of, a revocation of an election. The term "applicable period" means, with respect to a Participant, which-
      ever of the following periods ends last:  (i) a period beginning with the first day of the Plan Year in which the Participant attains age thirty-two (32) and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age thirty-five (35); (ii) a reasonable period after the individual becomes a Participant; (iii) a reasonable period ending after Section 417(a)(5) of the Internal Revenue Code ceases to apply to the Participant; (iv) a reasonable period ending after Section 401(a)(11) of the Internal Revenue Code applies to the Participant; and (v) a reasonable period after separation from service in case of a Participant who separates before attaining age thirty-five (35).
          b. Such an election shall not take effect unless the spouse of the Participant consents in writing to such election, such election designates a beneficiary (or a form of benefits) which may not be changed without spousal consent (or the consent of the spouse expressly permits designations by the Participant without any requirement of further consent by the spouse) and the spouse's consent acknowledges the effect of such election and is witnessed by a Plan representative or a notary public, or it is established to the satisfaction of the Plan Administrator that the consent required may not be obtained because there is no spouse, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may by regulations prescribe. Any consent by a spouse (or establishment that the consent of a spouse may not be obtained) shall be effective only with respect to such spouse.
          c. In order to elect to waive his spouse as benefi-ciary, a Participant also must affirmatively elect that the
      payment of his benefits not be in the form of a life
annuity, and with respect to such Participant, this Plan may not be a transferee of a defined benefit plan or an individual account plan subject to the funding standards of the Internal Revenue Code or any other plan required to provide a mandatory qualified joint and survivor annuity provision.
          d. If a Participant has no spouse, if the spouse has consented in the manner described above to not being the desig-nated beneficiary, if the spouse cannot be located, or because of circumstances prescribed by the Secretary of the Treasury, the Participant may, by written notice delivered to the Plan Adminis-trator, designate or change the designation of a beneficiary to whom payments of benefits may be paid in the event of his death. In the absence of such notice, such benefits shall, to the extent permitted by law, be paid at the discretion of the Company to the deceased Participant's surviving spouse, child or children, parent or parents, and/or the executor or administrator of his estate.
     3. Such distributions shall be made in a lump sum as soon as possible after the Participant retires, the Participant's death occurs, or Continuous Service is broken. For distributions made after December 31, 1992, the appropriate tax withholdings will be made, unless the Participant directs the Company, pur-suant to procedures to be implemented by the Company, to transfer the distribution as a rollover distribution to an individual retirement account or to another qualified retirement plan which accepts rollovers. If the distribution exceeds $3500 or if the account balance of the Participant ever exceeded $3500 at the time of a prior distribution, it cannot be distributed without
      the written consent of the Participant and the
Participant's spouse, if any, or in cases where the Participant is dead, the Participant's surviving spouse or beneficiary (if the surviving spouse is not the beneficiary).
     4. In no event shall payment of such benefits be deferred beyond April 1 of the calendar year following the calendar year in which the Participant attains age seventy and one-half (70-1/2). If distributions are required to be made under this Section B, Paragraph 4, they shall be made in a lump sum payment. The requirements of this Section B, Paragraph 4 shall apply to any distribution of a Participant's interest and will take precedence over any inconsistent provisions of this Plan. All distributions required under this Section B, Paragraph 4, shall be determined and made in accordance with the proposed regula-tions under Section 401(a)(9) of the Internal Revenue Code, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the proposed regulations.
     5. A Participant otherwise entitled to a distribution from the Plan may elect to retain said distribution in the Plan until such time as the Participant shall direct the Company to make said distribution, provided that such distribution must be made not later than the time specified in Section B, Paragraph 4, above. Upon written notice from the Participant, such distribu-tion shall be made in a lump sum as soon as possible after the notice is received.
     6.   a.   Partial or total distributions of his wage
reduction contributions may also be made to a Participant, upon application to the Company, in cases of hardship. If a Partici-pant elects a withdrawal prior to the date he retires, becomes
      disabled, or terminates his service with the Company, such withdrawal will require the consent of the Company and such consent shall be given only if, under uniform rules and regula-tions, the Company determines that the purpose of the withdrawal is to meet immediate and heavy financial needs of the Partici-pant, the amount of the withdrawal does not exceed such financial need, and the amount of the withdrawal is not reasonably avail-able from the resources of the Participant. If the Participant is married, a distribution in excess of $3500 cannot be distri-buted without the written consent of the Participant's spouse.
          b. The determination of whether a Participant has an immediate and heavy financial need will be made on the basis of all relevant facts and circumstances. Financial needs which will be deemed immediate and heavy financial need are the purchase of a primary residence (excluding mortgage payments) of the Partici-pant, payment of post-secondary educational tuition for a semester or a quarter for the Participant or his dependents, health care expenses incurred by a Participant or his dependents, and the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of a Partici-pant's principal residence.
          c. The determination of whether a distribution is necessary to satisfy an immediate and heavy financial need shall be made on the basis of all relevant facts and circumstances. A distribution will be deemed to satisfy an immediate and heavy financial need if it is not in excess of the amount of the immediate and heavy financial need of the Participant, the Participant has obtained all distributions (other than hardship distributions) under all plans maintained by the Company, the
      Participant agrees that all wage reduction contributions and all other Participant contributions to all plans maintained by the Company will be suspended until the first day of the calendar quarter following twelve (12) months after receipt of the hardship distribution, and the Participant agrees that any wage reduction contributions made in the taxable year following the taxable year of the hardship distribution shall not exceed the maximum limit under Section 402(g) of the Internal Revenue Code less the amount of the Participant's wage reduction contributions for the taxable year of the hardship distribution.
          d. Such election may be made at any time, but not more frequently than once a year, except in the case of post-secondary educational tuition for a semester or a quarter. All withdrawal elections shall be made by a Participant on written forms supplied by the Company for that purpose. Such distribu-tions shall be made as soon as possible after the end of the quarter in which the application to the Company is made.

C.   EQUITY DETERMINATION
     1. The Company may amend or revoke the wage reduction election of any Participant at any time, if the Company deter-mines that such revocation or amendment is necessary to ensure that the annual addition to a Participant's account for any Plan Year will not exceed the limitations of Section C, Paragraph 1, of Article II or to ensure that the discrimination tests of
Section 401(k) or 401(m) of the Internal Revenue Code are met for such Plan Year. The discrimination tests shall be (a) that the Employees eligible to benefit under this Plan shall satisfy the non-discrimination provisions of Section 410(b)(1) of the Inter-
      nal Revenue Code, (b) that the actual deferral percentage for Highly Compensated Employees for such Plan Year meets the tests of Section 401(k)(3) of the Internal Revenue Code, and (c) that the actual contribution percentage for Highly Compensated Employees for such Plan Year meets the tests of Section 401(m) of the Internal Revenue Code.
     2. In the event that the Plan should fail to meet the tests referred to in Section C, Paragraph 1, of this Article III, the amount of excess contributions for a Highly Compensated Employee for a Plan Year are to be distributed to the appropriate Highly Compensated Employees after the close of the Plan Year in which the excess contributions occurred and within twelve (12) months after the close of the following Plan Year.

                          ARTICLE IV  -
       GENERAL CONDITIONS CONCERNING THE 401(k) AGREEMENT

A.   MERGER, CONSOLIDATION, OR TRANSFER
     In case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, the benefits which would be paid to each Participant in this Plan (if this Plan terminated immediately after the merger, consolidation, or transfer) shall be equal to or greater than the benefit each Participant would have been entitled to receive immediately before the merger, consolidation, or transfer, (if this Plan had then terminated).

B.   NON-ALIENATION OF PARTICIPANTS' INTERESTS
     1. No right to the monies contributed by a Participant under this Plan, nor in any assets held by the Trustee, shall be subject in any manner to alienation, assignment, encumbrance, pledge, sale, or transfer of any kind prior to being distributed to the Participant as provided in the Plan. However, the Trustee is granted in the Trust Agreement a lien on Trust assets for the payment of Trustee fees and expenses. If at any time prior thereto a Participant shall attempt to alienate, assign, encumber, pledge, sell, or otherwise transfer his or her right to any shares or monies held by the Trustee, such attempted aliena-tion, assignment, encumbrance, pledge, sale, or transfer shall be of no effect. To the extent permitted by law, the interest of a Participant shall also be protected from involuntary attachment, garnishment, or levy. In the event of an attempted attachment,
      garnishment, or levy of the Participant's interest in the
Trust, the Participant will be promptly notified; but the Trustee shall have no obligation to resist such action. In no event shall any person be entitled to the distribution of shares or the payment of monies held by the Trustee prior to the time when distribution is to be made to the Participant as provided in the Plan.
     2. Section B, Paragraph 1, above shall not apply if the attachment or garnishment of the Participant's interest in the Trust is to be made pursuant to a qualified domestic relations order, as determined under the procedures of this Plan. A domestic relations order is a judgment, decree, or order that relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of a Participant and is made pursuant to a state domestic relations law. A domestic relations order is qualified if it creates or recognizes the existence of an alternate payee's right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable to a Participant under the Plan, specifies (a) the name and last known mailing address of the Participant and of each alternate payee covered under the order, (b) the amount or percentage of the Participant's benefits to be paid to any alternate payee or the manner in which such amount or percentage is to be determined, (c) the number of payments or the period to which the order applies, and (d) each plan to which the order relates. Such order cannot require the Plan to provide any type or form of benefits, or any option, not otherwise provided under the Plan; it cannot require the Plan to provide increased benefits (determined on the basis of actuarial
      value), and it cannot require the payment of benefits to an alternate payee which are required to be paid to another alter-nate payee under another order previously determined to be a qualified domestic relations order.
     3. Each alternate payee under a qualified domestic relations order shall have the right from time to time to file with the Company a written request regarding the time and manner of payment of the alternate payee's interest in the Plan pursuant to such qualified domestic relations order. Provided such qualified domestic relations order complies with the Internal Revenue Code, such request shall be considered by the Company and shall be acted upon in accordance with the terms of such quali-fied domestic relations order. The options available to an alternate payee shall be those set forth in Section B, Paragraph 3, of Article III, unless otherwise modified by the qualified domestic relations order, provided that said qualified domestic relations order cannot enlarge the options available under Section B, Paragraph 3, of Article III. If an alternate payee so desires, distribution of an alternate payee's interest in the Trust may be distributed to such alternate payee, as soon as such qualified domestic relations order is approved by the Company and by the court.

C.   CONDITIONS TO THE EFFECTIVENESS AND CONTINUANCE OF THE PLAN
     1. The Company will not be required to make any contribu-tions (wage reduction contributions) to the 401(k) Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have received from the Internal Revenue Service a currently effective ruling or
      rulings, satisfactory to the Company, that such Trust is a qualified Trust under Sections 401(a), 401(k), and 401(m), Internal Revenue Code, and exempt from Federal Income Tax under
Section 501(a) of the Internal Revenue Code. Continued contribu-tions to the Trust and operation of the Plan shall be conditioned upon retaining such favorable ruling or rulings from the Internal Revenue Service.
     2. The Company will not be required to make any contribu-tions (wage reduction contributions) to the Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have received from the United States Department of Labor a currently effective ruling or rulings, satisfactory to the Company that no part of the contri-butions to such Trust shall be included in the regular rate of pay of any Employee. Continued contributions to the Trust and operation of the Plan shall be conditioned upon retaining such favorable ruling or rulings.
     3. The Company will not be required to make any contribu-tions (wage reduction contributions) to the 401(k) Trust required to be established under this Plan or to place any part of the Plan into operation, unless and until it shall have determined that no action will be taken by the Securities and Exchange Commission concerning such Trust or any information contained or omitted in a registration statement for the Plan. Continued contributions to the Trust and operation of the Plan shall be conditioned upon further determinations by the Company that the Securities and Exchange Commission will take no action concerning the Trust or any information contained or omitted in a registra-tion statement for the Plan.

     4. In the event the Plan fails to qualify under the applicable provisions of the Internal Revenue Code, initially or as amended, the contributions shall be returned to the Company and the Participants.

            ARTICLE V  -  ADMINISTRATION OF THE PLAN

A.   PLAN ADMINISTRATION
     1. The Company, which shall be the Plan Administrator, shall have responsibility for the administration of this Plan, including power to construe said Plan, to select the investment options to be available to Participants, to determine all questions that shall arise thereunder, including particularly questions on eligibility and participation of Employees and all matters necessary for it properly to discharge its duties, powers, and obligations and to apply its established policies concerning the employment status of Participants. The decision of the Company made in good faith upon any manner within the scope of its authority shall be final, but the Company at all times in carrying out its decisions shall act in a uniform and non-discriminatory manner and may from time to time set down uniform rules of interpretation and administration, which rules may be modified from time to time in the light of its experience.
     2. The Plan established by this Agreement is maintained for the exclusive benefit of Participants and beneficiaries, and the Plan's terms, including those relating to coverage and benefits, are legally enforceable. The Plan shall be adminis-tered in accordance with all applicable state and federal laws and regulations.

B.   INFORMATION AS TO 401(k) PLAN
     1. The Company agrees to furnish the following additional items of information to the Union:
          Information shall be furnished (a) to the District
Director at Canton, Ohio, in five (5) copies, (b) effective as of December 31 of the years in which this Agreement is in effect, and (c) within one hundred twenty (120) days from the 31st day of December of the years in which this Agreement is in effect.
          a.   Information
               (1)  Name of Trustee.
               (2) Number of employees making contributions to the Plan.
               (3) List of distributions made during preceding year showing:
                    (a)  Social Security number, clock number,
                         name, and address of recipient.
                    (b)  Date hired.
                    (c)  Amount of distribution.
               (4)  Financial information.
                    (a)  Assets of funds at beginning of year.
                    (b)  Participant contributions during year.
                    (c)  Net amount of income for year.
                    (d)  Net amount of disbursements.
                    (e)  Assets of funds at end of year.

C.   SETTLEMENT OF DISPUTES
     1. If any dispute shall arise between any Participant or beneficiary applying for a benefit and the Administrator or between any Participant or beneficiary applying for a benefit and the Company, as to such Participant's or beneficiary's entitle-ment to a benefit or the amount of his benefit, such dispute may be disposed of in the manner provided for in the Adjustment of
      Grievances commencing with the last step in the grievance procedure preceding arbitration of the collective bargaining agreement in effect at the time such action is taken. Any Participant or beneficiary who wishes to submit such a dispute to such step of the grievance procedure must have a notice of his intention to do so filed by the Representative of the International Union with the Administrator postmarked within sixty (60) days from the date of the notice to him of the action to which he objects. The Participant or beneficiary shall state clearly and concisely, in such notice of his intention to submit such dispute to such step of the grievance procedure, all facts which are the basis of his grievance; and if he claims that any Article or Articles of this Agreement are involved, he shall specify such Article or Articles. The notice from the Administrator shall advise such Participant or beneficiary of his right to submit such dispute to such step of the grievance procedure within said time. The arbitrator, in deciding any such dispute and only insofar as necessary to decide such dispute, shall have authority only to interpret and apply the provisions of this Agreement to the facts as presented in evidence to him, but he shall not have the authority to add to or subtract from or, in any way, to alter or amend any of such provisions. The decision of the arbitrator on such dispute, which shall properly have been referred to him, shall be final and binding upon the Company, the Union, Participant or beneficiary, and the Administrator, unless said decision was procured or induced by corruption, fraud, or undue means or was beyond the scope of the arbitrator's authority herein provided.
     2.   If no appeal to arbitration is taken in accordance with
      Section C hereof from any decision of the Administrator either awarding or denying a benefit under this Agreement, or modifying or reversing any earlier decision awarding or denying such benefit, such decision of the Administrator shall be final and binding upon said Participant or beneficiary or any person on his behalf and upon the Union.

         ARTICLE VI  -  EFFECTIVE AND TERMINATION DATES

A.   This 1993 401(k) Agreement shall be effective on January 1,
1994, at 12:01 a.m., except as hereinafter provided.

B. No provision in this Agreement shall be considered as having any retroactive effect, unless it is clearly so stated.

C. This Agreement shall continue in full force and effect until 12:01 a.m., January 1, 1998, and for yearly periods thereafter, unless either party shall notify the other party in writing not less than sixty (60) days before any termination date of the 1993 Basic Labor Agreement between the parties of such party's desire to commence negotiations for a new Agreement.

D. Negotiations for a new 401(k) Agreement shall be carried on concurrently with negotiations for a Basic Labor Agreement to replace the 1993 Basic Labor Agreement.

E.   In the event of a strike at the termination of the 1993
Basic Labor Agreement, the operation of this 401(k) Agreement shall not be suspended during the period of such strike until the termination date of this 401(k) Agreement.

F.   In the event that no agreement is reached on a new 401(k)
Agreement by 12:01 a.m., September 22, 1997, the Union shall not be bound by its no-strike pledge contained in the Basic Labor
Agreement then in effect between the parties.

G. The no-strike clause contained in the Basic Labor Agreement between the parties then in effect shall be applicable to this 401(k) Agreement, except as hereinabove provided.

H. Except as provided above, there shall be no strikes by reason of disputes under this 401(k) Agreement during the term of this Agreement.

THE TIMKEN COMPANY               UNITED STEELWORKERS OF
                                 AMERICA, AFL-CIO



______________________________   ______________________________
Donald W. Simonson               Lynn R. Williams
Director - Labor Relations       International President



                                 ______________________________
                                 Edgar Ball
                                 International Secretary/
                                 Treasurer



                                 ______________________________
                                 George Becker
                                 International Vice President
                                 (Administration)



                                 ______________________________
                                 Leon Lynch
                                 International Vice President
                                 (Human Affairs)



                                 _______________________________
                                 Dan Martin
                                 Director - District 27



                                 _______________________________
                                 John T. Greene, II
                                 Sub-District Director -
                                 District 27



                                 _______________________________
                                 John Mroczkowski
                                 Sub-District Director -
                                 District 27



                                 UNITED STEELWORKERS OF
                                 AMERICA, AFL-CIO



                                 _______________________________
                                 Jack Nichelson
                                 President - Local Union 1123



                                 _______________________________
                                 Wilson R. Salewsky, Jr.
                                 Vice President -
                                 Local Union 1123



                                 _______________________________
                                 Art Maurer - Local Union 1123



                                 _______________________________
                                 Ron Kiefer - Local Union 1123



                                 _______________________________
                                 Joe Dolph - Local Union 1123



                                 _______________________________
                                 Jerry Wright - Local Union 1123



                                 _______________________________
                                 Stan Jasionowski -
                                 Local Union 1123



                                 _______________________________
                                 Paul Caldwell
                                 President - Local Union 2173



                                 _______________________________
                                 Charles E. Bourne -
                                 Local Union 2173



                                 UNITED STEELWORKERS OF
                                 AMERICA, AFL-CIO



                                 _______________________________
                                 Harold Carpenter
                                 President - Local Union 2730



                                 _______________________________
                                 Rex Marmet
                                 Vice President -
                                 Local Union 2730